Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL

INFORMATION OF UNITED AND CONTINENTAL

On May 2, 2010, UAL Corporation, Continental Airlines, Inc. (“Continental”), and JT Merger Sub Inc., a wholly-owned subsidiary of UAL Corporation, entered into an Agreement and Plan of Merger providing for a “merger of equals” business combination. On October 1, 2010, JT Merger Sub Inc. merged with and into Continental, with Continental surviving as a wholly-owned subsidiary of UAL Corporation (the “Merger”). Upon closing of the Merger, UAL Corporation became the parent company of both United Air Lines, Inc. (“United”) and Continental and UAL Corporation’s name was changed to United Continental Holdings, Inc. (“UAL” or the “Company”).

The Company also expects in the future that it will merge Continental and United into one legal entity (the “Airlines Merger”). Once the Airlines Merger occurs, the financial statements of United and Continental will be combined for all periods presented from the date of the Merger at their historical cost, and there will no longer be a requirement to separately report the historical financial statements of Continental.

The Unaudited Pro Forma Condensed Combined Balance Sheet of United and Continental combines the historical consolidated balance sheet of Continental and United as of September 30, 2012. The Unaudited Pro Forma Condensed Combined Statement of Operations of United and Continental for the year ended December 31, 2011 and the nine months ended September 30, 2012 combines the historical consolidated statement of operations of Continental and United for each period.

The Unaudited Pro Forma Condensed Combined Financial Statements of United and Continental were prepared by combining the historical financial information of both Continental and United. Pro forma statements that give effect to a business combination to be accounted for as a reorganization of entities under common control combine the historical financial statements of combining entities.

These Unaudited Pro Forma Condensed Combined Financial Statements have been developed from and should be read in conjunction with the consolidated financial statements of Continental and United contained in their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2011 and their respective Quarterly Reports on Form 10-Q for the nine months ended September 30, 2012. The Unaudited Pro Forma Condensed Combined Financial Statements of United and Continental are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Continental or United would have been had the Airlines Merger occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET OF UNITED AND CONTINENTAL

September 30, 2012

In millions

	Historical
	Continental	United	Pro Forma Adjustments	Condensed Combined Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$2,119	$3,005	$—	$5,124
Short-term investments	1,205	346	—	1,551

Total unrestricted cash, cash equivalents and short-term investments	3,324	3,351	—	6,675
Restricted cash	—	79	—	79
Receivables, less allowance for doubtful accounts	176	1,686	—	1,862
Aircraft fuel, spare parts and supplies, less obsolescence allowance	296	379	—	675
Deferred income taxes	331	316	—	647
Receivables from related parties	—	2,708	(2,485)	223
Prepaid expenses and other	193	633	(11)	815

	4,320	9,152	(2,496)	10,976

Property and equipment, net	7,917	8,894	—	16,811

Other assets:
Goodwill	4,523	—	—	4,523
Intangibles, less accumulated amortization	2,411	2,241	(3)	4,649
Receivables from related parties	—	448	(448)	—
Restricted cash, cash equivalents and investments	116	275	—	391
Other, net	364	595	—	959

	7,414	3,559	(451)	10,522

	$19,651	$21,605	$(2,947)	$38,309

(continued on the next page)

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET OF UNITED AND CONTINENTAL

September 30, 2012

In millions

	Historical
	Continental	United	Pro Forma Adjustments	Condensed Combined Pro Forma
LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Advance ticket sales	$73	$3,776	$—	$3,849
Frequent flyer deferred revenue	—	2,405	—	2,405
Accounts payable	767	1,426	—	2,193
Accrued salaries and benefits	568	760	—	1,328
Current maturities of long-term debt	726	978	—	1,704
Current maturities of capital leases	4	116	—	120
Payables to related parties	2,486	105	(2,485)	106
Other	249	1,270	(11)	1,508

	4,873	10,836	(2,496)	13,213

Long-term debt	4,998	4,191	—	9,189
Long-term obligations under capital leases	176	652	—	828

Other liabilities and deferred credits:
Frequent flyer deferred revenue	—	2,839	—	2,839
Postretirement benefit liability	304	2,156	—	2,460
Pension liability	1,704	84	—	1,788
Advanced purchase of miles	—	1,581	—	1,581
Deferred income taxes	887	692	—	1,579
Payables to related parties	448	—	(448)	—
Lease fair value adjustment, net	927	—	—	927
Other	404	1,044	—	1,448

	4,674	8,396	(448)	12,622

Stockholder’s equity:
Common stock	—	—	—	—
Additional capital invested	4,165	3,442	—	7,607
Retained earnings (deficit)	1,008	(5,829)	(3)	(4,824)
Accumulated other comprehensive loss	(243)	(83)	—	(326)

	4,930	(2,470)	(3)	2,457

	$19,651	$21,605	$(2,947)	$38,309

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS OF UNITED AND CONTINENTAL

Nine Months Ended September 30, 2012

In millions

	Historical
	Continental	United	Pro Forma Adjustments	Condensed Combined Pro Forma
Operating revenue:
Passenger-Mainline	$9,304	$10,587	$—	$19,891
Passenger-Regional	2,223	2,936	—	5,159

Total passenger revenue	11,527	13,523	—	25,050
Cargo	270	505	—	775
Other operating revenue	1,226	1,878	(472)	2,632

	13,023	15,906	(472)	28,457

Operating expenses:
Aircraft fuel	4,359	5,685	—	10,044
Salaries and related costs	2,692	3,166	100	5,958
Regional capacity purchase	735	1,152	—	1,887
Landing fees and other rent	670	807	(1)	1,476
Aircraft maintenance materials and outside repairs	479	862	(33)	1,308
Depreciation and amortization	442	695	—	1,137
Distribution expenses	512	526	—	1,038
Aircraft rent	513	234	—	747
Special charges	280	604	—	884
Other operating expenses	1,604	2,400	(538)	3,466

	12,286	16,131	(472)	27,945

Operating income (loss)	737	(225)	—	512

Nonoperating income (expense):
Interest expense	(241)	(395)	—	(636)
Interest capitalized	16	10	—	26
Interest income	11	5	—	16
Miscellaneous, net	14	(8)	—	6

	(200)	(388)	—	(588)

Income (loss) before income taxes	537	(613)	—	(76)
Income tax expense	3	8	—	11

Net income (loss)	$534	$(621)	$—	$(87)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS OF UNITED AND CONTINENTAL

Year ended December 31, 2011

In millions

	Historical
	Continental	United	Pro Forma Adjustments	Condensed Combined Pro Forma
Operating revenue:
Passenger-Mainline	$11,816	$14,153	$6	$25,975
Passenger-Regional	2,601	3,935	—	6,536

Total passenger revenue	14,417	18,088	6	32,511
Cargo	448	718	—	1,166
Special revenue item	19	88	—	107
Other operating revenue	1,291	2,261	(217)	3,335

	16,175	21,155	(211)	37,119

Operating expenses:
Aircraft fuel	5,294	7,080	—	12,374
Salaries and related costs	3,405	4,172	74	7,651
Regional capacity purchase	830	1,574	—	2,404
Landing fees and other rent	900	1,028	—	1,928
Aircraft maintenance materials and outside repairs	595	1,160	(11)	1,744
Depreciation and amortization	626	921	(1)	1,546
Distribution expenses	688	748	—	1,436
Aircraft rent	686	323	—	1,009
Special charges	159	433	—	592
Other operating expenses	2,042	2,829	(273)	4,598

	15,225	20,268	(211)	35,282

Operating income	950	887	—	1,837
Nonoperating income (expense):
Interest expense	(342)	(595)	—	(937)
Interest capitalized	17	15	—	32
Interest income	10	10	—	20
Miscellaneous, net	(72)	(33)	—	(105)

	(387)	(603)	—	(990)

Income before income taxes	563	284	—	847
Income tax expense (benefit)	(6)	3	—	(3)

Net income	$569	$281	$—	$850

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF UNITED AND CONTINENTAL

Note 1. Basis of Presentation

On May 2, 2010, UAL Corporation, Continental Airlines, Inc. (“Continental”), and JT Merger Sub Inc., a wholly-owned subsidiary of UAL Corporation, entered into an Agreement and Plan of Merger providing for a “merger of equals” business combination. On October 1, 2010, JT Merger Sub Inc. merged with and into Continental, with Continental surviving as a wholly-owned subsidiary of UAL Corporation (the “Merger”). Upon closing of the Merger, UAL Corporation became the parent company of both United Air Lines, Inc. (“United”) and Continental and UAL Corporation’s name was changed to United Continental Holdings, Inc. (“UAL” or the “Company”).

The Company also expects in the future that it will merge Continental and United into one legal entity (the “Airlines Merger”). Once the Airlines Merger occurs, the financial statements of United and Continental will be combined for all periods presented from the date of the Merger at their historical cost, there will no longer be a requirement to separately report the historical financial statements of Continental, and United will be considered the predecessor.

The Unaudited Pro Forma Condensed Combined Balance Sheet of United and Continental combines the historical consolidated balance sheet of Continental and United on September 30, 2012. The Unaudited Pro Forma Condensed Combined Statement of Operations of United and Continental for the year ended December 31, 2011 and the nine months ended September 30, 2012 combines the historical consolidated statement of operations of Continental and United for the year ended December 31, 2011 and the nine months ended September 30, 2012, respectively.

The Unaudited Pro Forma Condensed Combined Financial Statements were prepared by combining the historical financial information of both Continental and United. Pro forma statements that give effect to a business combination to be accounted for as a reorganization of entities under common control generally only combine the historical financial statements of combining entities.

Note 2. Pro Forma Adjustments

The Unaudited Pro Forma Condensed Combined Financial Statements of United primarily reflect the elimination of transactions and account balances between Continental and United.